Exhibit 99

(1)	Disposed of in accordance with the terms of the Agreement and Plan of Merger, dated as of August 9, 2021 (the “Merger Agreement”), by and among the Issuer, DraftKings Holdings Inc. (formerly known as DraftKings Inc.) (“Old DraftKings”), DraftKings Inc. (formerly known as New Duke Holdco, Inc.) (“New DraftKings”), Duke Merger Sub, Inc. (“DraftKings Merger Sub”) and Gulf Merger Sub, Inc. (“GNOG Merger Sub”), pursuant to which, on May 5, 2022, among other things, DraftKings Merger Sub merged with and into Old DraftKings, with Old DraftKings continuing as a direct wholly owned subsidiary of New DraftKings, and GNOG Merger Sub merged with and into the Issuer (the “GNOG Merger”), with the Issuer continuing as a direct wholly owned subsidiary of New DraftKings. In accordance with the terms of the Merger Agreement, at 12:01 a.m. EST on May 5, 2022, the effective time of the GNOG Merger (the “Effective Time”), each issued and outstanding share of Class A common stock of the Issuer (“GNOG Class A Common Stock”) (other than shares of GNOG Class A Common Stock held in treasury by the Issuer and not on behalf of a third party) was converted automatically into the right to receive 0.365 (the “Exchange Ratio”) of a duly authorized, validly issued, fully paid and nonassessable share of Class A common stock of New DraftKings (“New DraftKings Class A Common Stock”). No fractional shares of New DraftKings Class A Common Stock were issued in connection with the GNOG Merger and the holders of GNOG Class A Common Stock received cash in lieu of any fractional shares of New DraftKings Class A Common Stock resulting from the GNOG Merger.

(2)	As of the effective date of the GNOG Merger, each outstanding restricted stock unit of the Issuer (each, a “GNOG RSU”) that (i) was outstanding on the date of the Merger Agreement or (ii) was issued to existing employees of the Issuer prior to the closing of the GNOG Merger in accordance with existing arrangements, in each case vested, were canceled and entitled the holder thereof to receive a number of shares of New DraftKings Class A Common Stock equal to the number of shares of GNOG Class A Common Stock subject to each such GNOG RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, less a number of shares of New DraftKings Class A Common Stock equal to any applicable withholding taxes. All other GNOG RSUs were automatically converted into an equivalent restricted stock unit of New DraftKings that entitles the holder thereof to a number of shares of New DraftKings Class A Common Stock equal to the number of shares of GNOG Class A Common Stock subject to such GNOG RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, less a number of shares of New DraftKings Class A Common Stock equal to any applicable withholding taxes.